Exhibit 4.12

Execution Version

NEW TERM LOAN JOINDER AGREEMENT

This New Term Loan Joinder Agreement (this “Agreement”) dated as of December 10, 2012 to the Credit Agreement referenced below is by and among the Tranche C Lenders, the Borrowers and the Administrative Agent (each as defined below) under the Credit Agreement referenced below.

RECITALS:

Reference is made to that certain Credit Agreement dated as of March 4, 2011, as amended by that certain Joinder and Amendment Agreement dated as of November 18, 2011 and by that certain New Term Loan Joinder Agreement dated as of February 16, 2012 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NXP B.V., with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP Funding LLC (the “Co-Borrower” and, together with the Company, the “Borrowers”), the lending institutions from time to time parties thereto, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, and Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent.

Pursuant to Section 2.14 of the Credit Agreement, the Company has requested that the New Term Loan Lenders listed on Schedule 1.1(g) hereto (each, a “Tranche C Lender” and collectively, the “Tranche C Lenders”) provide New Term Loans under the Credit Agreement (the “Tranche C Loans”) in an aggregate principal amount of $500,000,000.

The Tranche C Lenders are willing to make available to the Borrowers Tranche C Loans on the terms and subject to the conditions set forth herein. The proceeds of the Tranche C Loans will be used to repay, redeem or repurchase a portion of the Senior Secured Notes issued pursuant to that certain indenture dated as of July 20, 2010 among the Company and the Co-Borrower, certain subsidiaries party thereto and Deutsche Bank Trust Company Americas, as trustee.

Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. The interpretive provisions set forth in Section 1.2 of the Credit Agreement apply to this Agreement.

Section 2. Tranche C Loans.

(a) Each Tranche C Lender hereby agrees, on the terms and subject to the conditions set forth herein and in the Credit Agreement, to make a Tranche C Loan to the Borrowers on the Tranche C Funding Date (as defined below) in a principal amount not to exceed the amount set forth opposite such Tranche C Lender’s name on Schedule 1.1(g) as such Tranche C Lender’s “Tranche C Commitment” (with respect to each Tranche C Lender, the “Tranche C Commitment”); provided that the amount required to be funded by each Tranche C Lender with respect to its Tranche C Loan shall be equal to 99.50% of the stated principal amount of such Tranche C Lender’s Tranche C Loan.

(b) The Tranche C Loans shall be designated as a new Tranche under the Credit Agreement, with terms and provisions identical to the Tranche B Loans, except as set forth below:

(i) The Tranche C Commitments shall terminate upon the earlier of (i) the funding thereof on the Tranche C Funding Date (as defined below) and (ii) 5:00 p.m. (London time) on December 12, 2012.

(ii) Any ABR Loan which is a Tranche C Loan shall have an Applicable ABR Margin of 2.50% per annum.

(iii) Any LIBOR Loan which is a Tranche C Loan shall have an Applicable LIBOR Margin of 3.50% per annum.

(iv) The Borrowers shall, jointly and severally, repay to the Administrative Agent after the Tranche C Funding Date, for the benefit of the Tranche C Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “Tranche C Loan Repayment Date”), a principal amount in respect of the then-outstanding Tranche C Loans equal to (x) the outstanding principal amount of Tranche C Loans on the Tranche C Funding Date, multiplied by (y) the percentage set forth below opposite such Tranche C Loan Repayment Date (a “Tranche C Loan Repayment Amount”):

Date	Percentage
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%

September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
March 31, 2019	0.25%
June 30, 2019	0.25%
September 30, 2019	0.25%

Notwithstanding anything to the contrary contained herein, all outstanding principal amounts of the Tranche C Loans, including interest payable thereon, shall be due and payable on January 11, 2020 (or, if not a Business Day, the immediately preceding Business Day) (the “Tranche C Maturity Date”).

(v) The Tranche C Loans shall have a Weighted Average Yield of 4.88%.

(vi) The Borrowers shall not be permitted to voluntarily prepay the Tranche C Loans prior to the first anniversary of the Tranche C Signing Date. From and after such first anniversary, the Borrowers may prepay the Tranche C Term Loans at 100% of the principal amount thereof and accrued interest to the date of payment plus, if such prepayment occurs on or after the first but prior to the second anniversary of the Tranche C Signing Date, a prepayment premium equal to 1.00% of the principal amount so prepaid.

Section 3. Amendments to Credit Agreement. The Credit Agreement is amended as follows in accordance with Section 2.14(d) thereof.

(a) Section 1.1 of the Credit Agreement is amended by adding the following defined term:

“Tranche C Effective Date” shall mean the expiry of 10 Business Days from November 28, 2012, which is the date the notice was delivered to the Administrative Agent pursuant to and in accordance with Section 2.14 (Incremental Facilities) of the Credit Agreement.

“Tranche C Loans” shall mean the “Tranche C Loans” as defined in, and made in accordance with, the New Term Loan Joinder Agreement dated as of December [•], 2012 among the Borrowers, the New Term Loan Lenders party thereto, and the Administrative Agent.

(b) The following definitions in Section 1.1 of the Credit Agreement are amended and restated to read in their entirety as follows:

“Applicable ABR Margin” shall mean with respect to any ABR Loan, which is (w) a Tranche A-1 Loan, 2.25% per annum, (x) a Tranche A-2 Loan, 3.25% per annum, (y) a Tranche B Loan, 3.00% per annum or (z) a Tranche C Loan, 2.50%.

“Applicable LIBOR Margin” shall mean with respect to a LIBOR Loan, which is (w) a Tranche A-1 Loan, 3.25% per annum, (x) a Tranche A-2 Loan, 4.25% per annum, (y) a Tranche B Loan, 4.00% per annum or (z) a Tranche C Loan, 3.50%.

“Tranche” shall mean, in relation to any Loan, whether such Loan is a Tranche A-1 Loan, a Tranche A-2 Loan, a Tranche B Loan, a Tranche C Loan or an additional tranche (as contemplated by and designated pursuant to Section 2.14).

(c) Schedule 1.1(g) to this Agreement is added as a new Schedule 1.1(g) to the Credit Agreement.

(d) Section 5.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

“5.1 Voluntary Prepayments. The Borrowers shall have the right to prepay Loans without premium or penalty (except as provided below), in whole or in part from time to time on or after the second anniversary of the Signing Date and, in the case of the Tranche B Loans and Tranche C Loans, on or after the first anniversary of the Tranche B Signing Date or the Tranche C Signing Date (as applicable) on the following terms and conditions: (a) the Company shall give the Administrative Agent and at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by the Company no later than 10:00 a.m. two Business Days prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any LIBOR Loans shall be in an integral multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000 and each partial prepayment of ABR Loans shall be in an integral multiple of $1,000,000 and in an aggregate principal amount of at least $1,000,000 or, in each case, if less, the entire principal amount thereof then outstanding, and any prepayment of Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11. Each prepayment pursuant to this Section 5.1 shall be (a) applied to such Loans as the Company may specify and (b) applied to reduce such Loan Repayment Amounts as the Company may specify. At the Company’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

In the event that, a Borrower makes any voluntary prepayment of Loans (other than Tranche B Loans or Tranche C Loans) on or after the Second Anniversary of the Signing Date (pursuant to Section 5.1), the Borrowers shall pay to the Administrative Agent, for the ratable account of each Lender of any such Loan, a prepayment premium as follows:

(i)	in the event that such a prepayment is made on or after the second anniversary of the Signing Date but prior to the third anniversary of the Signing Date, 2% of the amount of the Loans being prepaid; and

(ii)	in the event that such a prepayment is made on or after the third anniversary of the Signing Date but prior to the fourth anniversary of the Signing Date, 1% of the amount of the Loans being prepaid.

In the event that a Borrower makes any voluntary prepayment of (x) Tranche B Loans on or after the first anniversary of the Tranche B Signing Date (pursuant to Section 5.1), but prior to the second anniversary of the Tranche B Signing Date, or (y) Tranche C Loans on or after the first anniversary of the Tranche C Signing Date (pursuant to Section 5.1), but prior to the second anniversary of the Tranche C Singing Date, in each case the Borrowers shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment premium of 1% of the principal amount of the Tranche B Loans or Tranche C Loans so prepaid.

Section 4. Representations And Warranties. Each Borrower represents and warrants that as of the Tranche C Signing Date:

(a) no Default or Event of Default shall have occurred and be continuing; and

(b) all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Tranche C Signing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date and except for the representation in Section 8.9(b) of the Credit Agreement which shall be deemed to relate to the matter referred to therein on and as of the Tranche C Signing Date).

Section 5. Conditions Precedent to the Tranche C Signing Date. This Agreement shall become effective as of the first date (the “Tranche C Signing Date”) when each of the following conditions shall have been satisfied:

(a) New Term Loan Joinder Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized signatory of each Borrower, each Tranche C Lender and the Administrative Agent;

(b) Solvency. The Administrative Agent shall have received a certificate from an Authorized Officer of the Company in a form reasonably satisfactory to the Administrative Agent demonstrating that, as of the Tranche C Signing Date, the Company on a consolidated basis with its Subsidiaries is solvent;

(c) Closing Certificates. The Administrative Agent shall have received a certificate of each Original Credit Party, dated the Tranche C Signing Date, substantially in the form of Exhibit C-1 to the Credit Agreement, with appropriate insertions, executed by the President or any Vice President and the Secretary or

any Assistant Secretary of such Original Credit Party (or where customary in the relevant jurisdiction, executed by a director of such Original Credit Party), and, if applicable, attaching the documents referred to in clauses (d) and (e) below;

(d) Corporate Proceedings of Each Original Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors and, to the extent required under applicable Law or the organizational documents of any Original Credit Party, the shareholders of each Original Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrowers, the Tranche C Loans contemplated hereunder;

(e) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation, by-laws (or equivalent organizational documents) and, to the extent available in the relevant jurisdiction, an extract of the trade register of each Original Credit Party or certification that such corporate documents delivered on the Tranche C Signing Date are currently in full force and effect and no action has been taken to alter, amend, revise, supplement, modify, revoke or rescind such corporate documents since the Tranche A-2 Signing Date;

(f) Know Your Customer. Each Tranche C Lender shall have received such documentation and other evidence as shall have been reasonably requested prior to the Tranche C Signing Date in order for such Tranche C Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar identification procedures; and

(g) Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct.

Section 6. Conditions Precedent to the Tranche C Funding Date. The obligation of each Tranche C Lender to make a Tranche C Loan to the Borrowers on the date specified as the “Date of Borrowing” in the Notice of Borrowing delivered pursuant to clause (b) of this Section 6 (which date shall be during the period beginning on the Tranche C Signing Date to and including December 12, 2012) (the “Tranche C Funding Date”) is subject the satisfaction (or waiver) of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct, before and after giving effect to the Tranche C Loans, with the same effect as if each reference to “Tranche C Signing Date” in Section 4 above were replaced with “Tranche C Funding Date”;

(b) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in respect of the Tranche C Loans in writing meeting the requirements of Section 2.3 of the Credit Agreement;

(c) Fees. The Administrative Agent shall have received evidence that the fees in the amounts (and at the times) previously agreed in writing by the Administrative Agent to be received on or prior to the Tranche C Funding Date as well as fees included in Section 2 of the Engagement Letter (defined below) and all expenses for which the Borrowers are responsible and in relation to which invoices have been presented prior to the Tranche C Funding Date shall be paid on or by such date, and the Company and its Subsidiaries that are party thereto shall have complied in all material respects with all of the other terms of the engagement letter dated December 3, 2012 (the “Engagement Letter”, which Engagement Letter shall not have been terminated by the Borrowers) between Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA and the Company to be complied with on or before the Tranche C Funding Date;

(d) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) special New York counsel to the Borrowers reasonably satisfactory to the Administrative Agent and (ii) special Dutch counsel to the Borrowers reasonably satisfactory to the Administrative Agent, in each case in substantially the same form and substance as provided under and in connection with the Credit Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and, in each case, to the extent applicable to entities that are Original Credit Parties. Each Borrower, for itself and on behalf of the other Original Credit Parties, and the Administrative Agent hereby instruct counsel to deliver such legal opinions; and

(e) Collateral Agency Agreement. The Administrative Agent shall have received any required accessions to the Collateral Agency Agreement, executed and delivered by a duly authorized signatory of each party thereto.

The acceptance of the benefits of the Tranche C Loans shall constitute a representation and warranty by each Credit Party that all the applicable conditions specified above exist as of that time.

Section 7. Further Covenants.

Without limitation of any covenant or undertaking in the Credit Agreement, each of the Borrowers hereby agrees as follows:

(a) Not later than 60 days after the Tranche C Signing Date (or such longer period as the Administrative Agent may agree in writing in its sole discretion and specifically in respect of any Guarantor incorporated or registered under the laws of Hong Kong or Singapore, such longer period as is reasonably required following the Tranche C Signing Date), the Administrative Agent shall have received counterparts of an Acknowledgement substantially in the form of Exhibit A to this Agreement (with such amendments thereto as may be agreed by counsel to the relevant Guarantor and counsel to the Administrative Agent), duly executed by each Guarantor (other than the Borrowers).

(b) Subject to the Agreed Security Principles, as soon as is reasonably practicable following the Tranche C Funding Date and in any event within 60 days thereafter (or such longer period as the Administrative Agent may agree in writing in its sole discretion and specifically in the case of clause (iii) below and in respect of any Guarantor incorporated or registered under the laws of Hong Kong, such longer period as is reasonably required following the Tranche C Funding Date):

(i) the Global Collateral Agent and the Taiwan Collateral Agent, as applicable, shall have received (A) to the extent that the Global Collateral Agent has reasonably determined (based on the advice of counsel in each relevant jurisdiction) that the Security Documents that secure the obligations of the Borrowers under the Credit Agreement (including, for the avoidance of doubt, obligations of the Borrowers in respect of the Tranche C Loans) may continue in force and effect, confirmation that such Security Documents remain in full force and effect and (B) to the extent that the Global Collateral Agent has reasonably determined (based on the advice of counsel in each relevant jurisdiction) that amendments or replacements of the Security Documents that secure such obligations as of the Tranche C Funding Date are required in order to ensure that such obligations under the Credit Agreement and the Guarantors under the Guaranty are secured, then copies of each such required amended or replaced agreement, executed and delivered by a duly authorized signatory of each party thereto; provided that the parties hereto agree that no such confirmation, amendment or replacement will be necessary in respect of Security Documents governed by Japanese law;

(ii) the Global Collateral Agent and the Taiwan Collateral Agent, as applicable, shall have received the executed legal opinions of (A) special German counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent, (B) special Hong Kong counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (C) special Philippines counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (D) special Taiwan counsel to the Borrowers reasonably satisfactory to the Taiwan Collateral Agent, (E) special Thailand counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (F) special Singapore counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (G) special English counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (H) special

Arizona counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent (provided that the Administrative Agent, in its sole discretion, may waive receipt of such legal opinion) and (I) special Netherlands counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent in each case in substantially the same form and substance as provided under and in connection with the Credit Agreement or otherwise in form and substance reasonably satisfactory to Global Collateral Agent and the Taiwan Collateral Agent, as applicable, and, in each case, to the extent applicable to entities that are Credit Parties. The Borrowers hereby instruct counsel to deliver such legal opinions; and

(iii) NXP Semiconductors Singapore Pte. Ltd. shall progress the necessary “whitewash” procedures under Section 76 of the Companies Act (Chapter 50 of Singapore) in Singapore. Once the necessary “whitewash” procedures are completed, the securities (referred to in clause (b) above) and the Guaranty granted by NXP Semiconductors Singapore Pte. Ltd. (pursuant to clause (a) above) will effectively secure all Secured Obligations in respect of liabilities or obligations.

The parties hereto agree that any failure to perform the undertakings in this Section 7 on the terms provided herein shall constitute an Event of Default under the Credit Agreement if such failure continues for 30 days after notice thereof by the Administrative Agent on behalf of the Lenders or the Required Lenders.

Section 8. Certain Consequences Of Effectiveness.

(a) Except as expressly set forth herein, all terms, conditions, covenants, representations and warranties contained in the Credit Agreement and the other Credit Documents and all rights of the Agents and the Lenders and all obligations of the Credit Parties, shall remain in full force and effect. Each Borrower hereby confirms that the Credit Agreement and the other Credit Documents are in full force and effect. Without limiting the foregoing and subject to confirmation of the satisfaction of the conditions subsequent set forth in Section 7 above by the Administrative Agent, the Global Collateral Agent and the Taiwan Collateral Agent, each Borrower hereby confirms that the Guaranty and the Security Documents to which it is a party, the guarantees by each Borrower set forth therein and all of the Collateral described therein do, and shall continue to, guarantee and secure the payment of all of the Obligations and Secured Obligations (as applicable and, in each case, as defined and subject to the limitations set forth therein and subject to Debtor Relief Laws and to general principles of equity) which shall include, on and after the Tranche C Funding Date, the obligations in respect of the Tranche C Loans.

(b) For all purposes of the Credit Agreement and all other Credit Documents, (i) this Agreement shall constitute a New Term Loan Joinder

Agreement and a Credit Document, (ii) the Tranche C Commitments shall constitute New Term Loan Commitments, (iii) the Tranche C Lenders shall constitute New Term Loan Lenders and Lenders, (iv) the Tranche C Loan Repayment Amount shall constitute a Loan Repayment Amount, (v) the Tranche C Loan Repayment Date shall constitute a Loan Repayment Date, (vi) the Tranche C Maturity Date shall constitute a New Term Loan Maturity Date and a Maturity Date and (vii) the Tranche C Funding Date shall constitute an Increased Amount Date.

Section 9. Tranche C Signing Date and Tranche C Effective Date. This Agreement shall become legally binding on the parties hereto on the Tranche C Signing Date and shall become effective as a New Term Loan Joinder Agreement to the Credit Agreement on the Tranche C Effective Date.

Section 10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 12. Waivers Of Jury Trial. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH TRANCHE C LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13. Costs And Expenses. For the avoidance of doubt, Section 13.6 of the Credit Agreement shall apply to the payment of costs and expenses incurred in connection with this Agreement and any other documents prepared in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NXP B.V.

By:
Name:
Title:

NXP FUNDING LLC

By:
Name:
Title:

[Signature Page to NXP New Term Loan Joinder Agreement]

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[Signature Page to NXP New Term Loan Joinder Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Tranche C Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to NXP New Term Loan Joinder Agreement]

SCHEDULE 1.1(g)

TRANCHE C COMMITMENTS

(AS OF THE TRANCHE C SIGNING DATE)

Tranche C Lender	Tranche C Commitment
Deutsche Bank Trust Company Americas	$500,000,000

Total	$500,000,000

EXHIBIT A

Guarantor Acknowledgement

ACKNOWLEDGEMENT

Reference is made to the New Term Loan Joinder Agreement (the “Agreement”) dated December 10, 2012 relating to the Credit Agreement dated as of March 4, 2011, as amended by that certain Joinder and Amendment Agreement dated as of November 18, 2011 and by that certain New Term Loan Joinder Agreement dated as of February 16, 2012 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NXP B.V. with its corporate seat in Eindhoven, the Netherlands, NXP FUNDING LLC, the lending institutions from time to time parties thereto, Barclays Bank PLC, as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, and Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent. Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Credit Agreement or the Agreement.

Each of the undersigned hereby consents to the foregoing Agreement, including without limitation the extension of the Tranche C Loans referred to therein, and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Agreement, each Credit Document to which it is party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, each reference in any Credit Document to the Credit Agreement, “thereof”, “thereunder”, “therein” and “thereby” and each other similar reference to the Credit Agreement contained therein shall, on and after the Tranche C Funding Date, refer to the Credit Agreement as amended by the Agreement and (b) the Guaranty and the Security Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, guarantee and secure the payment of all of the Obligations and the Secured Obligations (as applicable and, in each case, as defined and subject to the limitations set forth therein and in the Agreement) which shall include, on and after the Tranche C Funding Date, the obligations in respect of the Tranche C Loans.

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgement to be duly executed as of the date first above written.

[GUARANTORS]

By:
Name:
Title: